EXHIBIT 23.2

CONSENT OF INDEPENDENT ENGINEERS

We hereby consent to the use of and reference to our name and our reports, and the inclusion and incorporation by reference of information derived from our report dated March 4, 2009 and effective December 31, 2008, evaluating the oil, natural gas and natural gas liquids reserves attributable to Baytex Energy Trust and its subsidiaries, entitled "Evaluation of the P&NG Reserves of Baytex Energy Trust and Baytex Energy USA Ltd. (As of December 31, 2008)", in this Registration Statement on Form S-8 of Baytex Energy Trust.

SPROULE ASSOCIATES LIMITED

/s/ R. Keith Macleod
R. Keith MacLeod, P. Eng.
President

Calgary, Alberta, Canada
November 23, 2009